Exhibit 23.13



                         [KPMG Peat Marwick letterhead]

Consent of KPMG Peat Marwick
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We consent to the incorporation by reference in the Registration Statement (Form
S-3) and related Prospectus of Dimon Incorporated for the registration of 5,524,104 shares of its common stock of our auditors' report dated March 14, 1997, for the years ended December 31, 1996, 1995, 1994 and 1993, with respect to the annual accounts of Fomento del Comercio del Cafe, S.A. (not included separately therein) included in the Current Report of Form 8-K/A of Dimon Incorporated dated June 16, 1997 filed with the Securities and Exchange Commission.


/s/ Peat Marwick y cia
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September 8, 1997

Madrid, Spain